                      PRELIMINARY NOTICE AND PROXY FILING

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                         Global Imaging Systems, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified in its Charter)
--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement, if other than Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


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         N/A
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         pursuant to Exchange Act Rule 0-11 (set forth the amount on which
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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
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

                         GLOBAL IMAGING SYSTEMS, INC.

                     3820 NORTHDALE BOULEVARD, SUITE 200A
                             TAMPA, FLORIDA 33624

                                                                   July 7, 2000

Dear Fellow Stockholder:

  You are cordially invited to attend the Annual Meeting of Stockholders of Global Imaging Systems, Inc. to be held on Monday, August 14, 2000, at 10:00 a.m., eastern time, at the offices of Global Imaging Systems, Inc., 3820 Northdale Boulevard, Suite 200A, Tampa, Florida 33624.

  The matter to be acted on at the meeting--the election of two directors--is described in the accompanying Notice and Proxy Statement. A proxy card on which to indicate your vote and an envelope, postage paid, in which to return your proxy are enclosed. A copy of our Annual Report to Stockholders also is enclosed.

  We realize that each of you cannot attend the meeting and vote your shares in person. However, whether or not you plan to attend the meeting, we need your vote. We urge you to complete, sign, and return the enclosed proxy so that your shares will be represented. If you later decide to attend the meeting, you may revoke your proxy at that time and vote your shares in person.

  Remember, this is your opportunity to voice your opinion on matters affecting Global. We look forward to receiving your proxy and perhaps seeing you at the annual meeting.

                                          Sincerely,

                                          /s/ Thomas S. Johnson
                                          Thomas S. Johnson
                                          President and Chief Executive
                                           Officer

Enclosures

                         GLOBAL IMAGING SYSTEMS, INC.

                     3820 NORTHDALE BOULEVARD, SUITE 200A
                             TAMPA, FLORIDA 33624

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                         To be held on August 14, 2000

  You are cordially invited to attend the 2000 Annual Meeting of Stockholders of Global Imaging Systems, Inc. to be held on Monday, August 14, 2000, at 10:00 a.m., eastern time, at the offices of Global Imaging Systems, Inc., 3820 Northdale Boulevard, Suite 200A, Tampa, Florida 33624, to consider and vote upon the following matters:

  1. Election of two directors to serve for a three-year term; and

  2. Any other matter that properly comes before the meeting.

  Only stockholders of record at the close of business on June 16, 2000, will be entitled to vote at the meeting or any adjournments thereof.

  YOUR VOTE IS VERY IMPORTANT. IF YOU ARE UNABLE TO BE PRESENT AT THE MEETING IN PERSON, PLEASE SIGN AND DATE THE ENCLOSED PROXY, WHICH IS BEING SOLICITED BY THE BOARD OF DIRECTORS, AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                                          By order of the Board of Directors

                                          /s/ Raymond Schilling
                                          Raymond Schilling
                                          Senior Vice President, Chief
                                          Financial Officer, Secretary and
                                          Treasurer

Tampa, Florida
July 7, 2000

                         GLOBAL IMAGING SYSTEMS, INC.

                     3820 NORTHDALE BOULEVARD, SUITE 200A
                             TAMPA, FLORIDA 33624

                               ----------------

                                PROXY STATEMENT
                                      FOR
                        ANNUAL MEETING OF STOCKHOLDERS

                         To be held on August 14, 2000

  This Proxy Statement is furnished to stockholders of Global Imaging Systems, Inc., a Delaware corporation, in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders of Global to be held on Monday, August 14, 2000, at 10:00 a.m., eastern time, at the offices of Global Imaging Systems, Inc., 3820 Northdale Boulevard, Suite 200A, Tampa, Florida 33624, for the purposes set forth in the Notice of Meeting. This solicitation of proxies is made on behalf of our board of directors.

  Holders of record of shares of our common stock as of the close of business on the record date, June 16, 2000, are entitled to receive notice of, and to vote at, the meeting. The common stock constitutes the only class of securities entitled to vote at the meeting, and each share of common stock entitles the holder thereof to one vote. At the close of business on June 16, 2000, there were 19,225,086 and 18,554,196 shares of common stock issued and outstanding, respectively.

  Shares represented by proxies in the form enclosed, if such proxies are properly executed and returned and not revoked, will be voted as specified. Where no specification is made on a properly executed and returned form of proxy, the shares will be voted FOR the election of all nominees for director. We know of no business other than the election of directors to be transacted at the meeting. If other matters requiring a vote do arise, the persons named in the proxy intend to vote in accordance with their judgment on such matters.

  To be voted, proxies must be filed with our Secretary prior to the time of voting. Proxies may be revoked at any time before they are exercised by filing with our Secretary a notice of revocation or a later dated proxy or by voting in person at the meeting.

  Our 2000 Annual Report to Stockholders for the fiscal year ended March 31, 2000, is enclosed with this proxy statement. This Proxy Statement, the proxy card and the 2000 Annual Report to Stockholders were mailed to stockholders on or about July 10, 2000. Our executive offices are located at 3820 Northdale Boulevard, Suite 200A, Tampa, Florida 33624.

                             ELECTION OF DIRECTORS

                                 (Proposal 1)

Board of Directors

  Our Board of Directors is comprised of six members divided into three classes, with one-third of the directors elected by the stockholders annually. The directors whose terms will expire at the meeting are Bruce D. Gorchow and William C. Kessinger. Messrs. Gorchow and Kessinger have been nominated for election at the meeting as directors to hold office until the 2003 Annual meeting of Stockholders and until their successors are elected and qualified.

  Two nominees for director will be elected upon a favorable vote of a plurality of the shares of our common stock present and entitled to vote, in person or by proxy, at the meeting. Our Board of Directors recommends a vote FOR Bruce D. Gorchow and William C. Kessinger as directors to hold office until the 2003 Annual Meeting of Stockholders and until their successors are elected and qualified. Should either or both of these nominees become unable to serve for any reason, the Board of Directors may designate substitute nominees, in which event the persons named in the enclosed proxy will vote for the election of such substitute nominee or nominees, or may reduce the number of directors on the Board of Directors.

Nominees for Election to Term Expiring 2003--Class II. The two directors standing for election are as follows:

  Bruce D. Gorchow, 42, has served as our director since October 1996. Since 1999, Mr. Gorchow has served as President of PPM America Capital Partners, LLC. From 1991 through 1999, Mr. Gorchow was Executive Vice President and head of the Private Finance Group of PPM America, Inc. Prior to joining PPM America, Inc., Mr. Gorchow was a Vice President at Equitable Capital Management, Inc. Mr. Gorchow received his B.A. in Economics from Haverford College in 1980 and received his MBA in Finance from the Wharton School of the University of Pennsylvania in 1982. Mr. Gorchow is also a director of Leiner Health Products, Inc., Corvest, Inc., EMSI Holdings, Inc., B2B Solutions, Inc., Packaging Advantage Corporation, Inc., Burke Industries, Inc., Elgar Electronics, Inc., Applied Process Solutions Inc. and Elizabeth Arden Salon-Holdings, Inc.

  William C. Kessinger, 34, has served as our director since December 1995. Mr. Kessinger is a Principal in GTCR Golder Rauner, LLC, a private equity investment company in Chicago, Illinois formed in January 1998 as a successor entity to Golder, Thoma, Cressey, Rauner, Inc. Mr. Kessinger joined Golder, Thoma, Cressey, Rauner, Inc. in May 1995 and became a Principal in September 1997. From July 1994 to May 1995, Mr. Kessinger was a Principal with The Parthenon Group. From August 1992 to June 1994, Mr. Kessinger attended Harvard Business School, where he received his MBA. Prior to that time, Mr. Kessinger served as an Associate with Prudential Asset Management Asia from August 1988 to June 1992. Mr. Kessinger is also a director of AnswerThink Consulting Group, Inc., National Equipment Services, Inc., Excalibur Tubular Corp., Wallace Theater Group Corp., International Payment Services and Cambridge Protection Industries, Inc.

Directors Continuing in Office

 Term Expiring 2001--Class III. The following Class III directors have terms expiring in 2001:

    Thomas S. Johnson, 54, has served as our director and as President and Chief Executive Officer since our founding in June 1994. From 1991 to 1994, Mr. Johnson was an office imaging industry consultant. From 1989 to 1990, Mr. Johnson served as Chief Operating Officer for Danka. From 1975 to 1989, Mr. Johnson worked at IKON (formerly known as Alco Standard Corporation) in various staff and operating roles. When he left IKON in 1989, he was Vice President--Operations of the Office Products group and was responsible for acquisitions and turning around under-performing operations. Mr. Johnson has been involved in the acquisition of over 100 office equipment dealers since 1985, and has over 23 years of experience in acquiring and integrating businesses. Mr. Johnson graduated with a B.S. degree from the University of Florida in 1972, and received his MBA from Harvard Business School in 1976.

    Carl D. Thoma, 51, has served as our director since our founding in June 1994. Mr. Thoma is the Managing Partner of Thoma Cressey Equity Partners, a private equity investment company in Chicago, Illinois, Denver, Colorado and San Francisco, California formed in December 1997 as a successor entity to Golder, Thoma, Cressey, Rauner, Inc. Mr. Thoma co-founded and has been a Principal and General Partner with Golder, Thoma, Cressey, Rauner, Inc. in Chicago, Illinois, since 1980 and has been a Managing Partner of Golder, Thoma, Cressey, Rauner, Inc. since 1993. Mr. Thoma is also a director of National Equipment Services, Inc., Paging Network, Inc. and several private companies.

 Term Expiring 2002--Class I. The following Class I directors have terms expiring in 2002.

  Edward N. Patrone, 65, has served as our director since August 1998. Currently retired, Mr. Patrone served as senior consultant to IKON from 1991 to 1997, and in various executive positions with IKON prior to that time, including as President and Chief Executive Officer of Paper Corporation of America, a subsidiary of IKON, from 1988 to 1991, and as Executive Vice President from 1983 to 1988. Mr. Patrone has been active in the office products industry for over 17 years. Mr. Patrone is also a director of Primesource Corporation and CompuCom Systems, Inc.

  Mark M. Lloyd, 56, has served as our director since August 1999. Since its founding in 1981, Mr. Lloyd has also served as President of Southern Business Communications, Inc., which we acquired in October 1996. Mr. Lloyd has served as a director of Centre Business Products, Inc. and Proview, Inc., two subsidiaries of Southern Business Communications, Inc., since they were acquired by us in August 1998 and September 1998, respectively. Mr. Lloyd has been active in the office products industry for over 35 years. Mr. Lloyd joined 3M in 1964 in sales, and served there in a variety of managerial capacities until his departure in 1981, at which time he was National Sales Manager of the Visual Systems Division in St. Paul, Minnesota. Mr. Lloyd is also a director of Daniel Communications, Inc., Brinckmann & Associates, Inc. and AV Presentations, Inc.

Committees and Meeting of the Board of Directors

  Our Board of Directors has established two committees, a compensation committee and an audit committee. Our Board of Directors has not established a nominating committee.

  Compensation committee. The compensation committee is responsible for determining executive officers' compensation and for administering our 1998 Stock Option and Incentive Plan. The compensation committee held two meetings during the fiscal year ended March 31, 2000.

  Audit committee. The audit committee is responsible for (1) making recommendations about our independent public accountants, (2) reviewing audit plans and results with our independent public accountants, (3) reviewing the independence of the independent public accountants, (4) considering the range of audit and non-audit fees and (5) reviewing our internal accounting controls. The audit committee held one meeting during the fiscal year.

  Carl Thoma, William Kessinger, Bruce Gorchow and Edward Patrone, all of whom are non-employee directors, are the members of both the compensation committee and the audit committee.

  The Board of Directors held six meetings during the fiscal year ended March 31, 2000. During the fiscal year, each member of the Board of Directors attended more than 75% of the aggregate of (i) all meetings of the Board of Directors (or, in Mr. Lloyd's case, all meetings held after his election to the
Board of Directors) and (ii) all meetings of committees of which such director was a member.

Compensation of Directors

  All of our directors are entitled to be reimbursed for certain expenses in connection with their attendance at board and committee meetings. Except for Carl Thoma, William Kessinger, and Bruce Gorchow, directors who are not Global employees also receive a $1,500 fee for each board meeting they attend. In addition, directors are eligible to receive awards under our stock option plan. Global anticipates that future directors who are not employees will each receive an option to purchase 10,000 shares of common stock when they are first elected to the board, and that each non-employee director other than Carl Thoma, William Kessinger and Bruce Gorchow will receive an option to purchase 2,000 shares of common stock for each of the following years during which he or she serves as a director. Each of these options is expected to be exercisable for a purchase price equal to the market value of the underlying stock on the date of grant, to have a term of ten years and to vest in five equal annual installments beginning on the first anniversary of the date of grant.

                            EXECUTIVE COMPENSATION

  Summary Compensation Table. The following table sets forth the compensation paid to or earned by our Chief Executive Officer and all other executive officers of Global whose salary and bonus for services rendered in all capacities to us during the year ended March 31, 2000, exceeded $100,000, also referred as the named executive officers:

                          Summary Compensation Table

                                                           Long-Term
                                Annual Compensation   Compensation Awards
                                -------------------- ---------------------
                                                     Restricted Securities
                                                       Stock    Underlying  All Other
Name and Principal       Fiscal                        Awards    Options   Compensation
Position                  Year  Salary ($) Bonus ($)   ($)(1)      (#)        ($)(2)
------------------       ------ ---------- --------- ---------- ---------- ------------
Thomas S. Johnson......   2000   $300,000  $255,000   $   --     100,300     $21,875
 President and Chief      1999    250,000   125,000       --         250       4,563
 Executive Officer        1998    225,000   112,500    34,465        --        4,125

Raymond Schilling......   2000   $180,000  $ 90,000       --      30,300     $13,312
 Senior Vice President,   1999    135,000    67,500       --      10,250       2,739
 Chief Financial          1998    118,962    47,585       --         --        1,168
 Officer, Secretary and
 Treasurer

Michael Mueller........   2000   $180,000  $ 90,000       --      30,300     $14,938
 Senior Vice President,   1999    135,000    67,500       --      10,250       5,120
 Chief Operating Officer  1998    118,962    47,585       --         --        3,505

Alfred N. Vieira.......   2000   $130,000  $ 62,500       --      15,300     $14,748
 Vice President of        1999    115,000    57,500       --       5,250       2,499
 Service                  1998    105,000    42,000       --         --          984

Todd S. Johnson........   2000   $ 80,000  $ 25,000       --      10,300     $11,850
 Vice President of        1999     60,000    15,000       --       6,250       1,875
 Acquisitions             1998     53,875    15,000       --         --          516

--------
(1) At March 31, 2000, Mr. Vieira held 69,020 shares of restricted stock worth $534,905, based on the difference between the price paid by Mr. Vieira for the restricted shares and the closing price per share of $7.75 on March 31, 2000.
(2) Consists of matching contributions to our 401(k) plan and car allowances of $1,500 for Mr. Tom Johnson and $800 per month for the other named executive officers.

  Option Grants Table. The following table shows information relating to options to purchase common stock granted to the named executive officers during the year ended March 31, 2000:

                       Option Grants in Last Fiscal Year

                                        Individual Grants
                         -----------------------------------------------
                                                                              Potential
                                                                         Realizable Value at
                         Number of                                         Assumed Annual
                         Securities                                        Rates of Share
                         Underlying Percent of Total                     Price Appreciation
                          Options   Options Granted  Exercise              for Option Term
                          Granted   to Employees in   Price   Expiration -------------------
Name                        (*)       Fiscal Year     ($/Sh)     Date       5%       10%
----                     ---------- ---------------- -------- ---------- -------- ----------
Thomas S. Johnson.......  100,300        11.51%       $15.25   4/25/09   $961,941 $2,437,749
Raymond Schilling.......   30,300         3.48%       $15.25   4/25/09   $290,596 $  736,429
Michael Mueller.........   30,300         3.48%       $15.25   4/25/09   $290,596 $  736,429
Alfred N. Vieira........   15,300         1.76%       $15.25   4/25/09   $156,737 $  371,860
Todd S. Johnson.........   10,300         1.18%       $15.25   4/25/09   $ 98,784 $  250,337

  The options described in the table above become exercisable in five equal annual installments beginning on April 26, 2000, and have a term of ten years. The exercise price of the options is based on the closing price per share of our common stock of $15.25 as reported on Nasdaq on April 26, 1999, the date of grant.

  Aggregated Option Exercises and Fiscal Year-End Option Values Table. The following table shows information concerning options held by the named executive officers at March 31, 2000:

  Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
                                    Values

                                                Number of Securities      Value of Unexercised
                                               Underlying Unexercised         In-the-Money
                           Shares                    Options at                Options at
                         Acquired on  Value      March 31, 2000 (#)      March 31, 2000 ($) (1)
                          Exercise   Realized ------------------------- -------------------------
Name                         (#)       ($)    Exercisable Unexercisable Exercisable Unexercisable
----                     ----------- -------- ----------- ------------- ----------- -------------
Thomas S. Johnson.......     --        --           50       100,500        --           --
Raymond Schilling.......     --        --        2,050        38,500        --           --
Michael Mueller.........     --        --        2,050        38,500        --           --
Alfred N. Vieira........     --        --        1,050        19,500        --           --
Todd S. Johnson.........     --        --        1,250        15,300        --           --

--------
(1) Based on the closing price of $7.75 per share of common stock on March 31, 2000, as reported on the Nasdaq National Market.

Executive Employment Agreements

  We have entered into a senior employment agreement with each of Mr. Tom Johnson, Mr. Schilling, Mr. Mueller, Mr. Vieira and Mr. Todd Johnson. Under these agreements, each executive receives an annual base salary. These annual base salaries are currently set at $300,000 for Mr. Tom Johnson, $180,000 for Mr. Schilling, $180,000 for Mr. Mueller, $130,000 for Mr. Vieira and $80,000 for Mr. Todd Johnson. The executives' annual base salaries are subject to periodic increases at the discretion of our Board of Directors. Each executive officer is also eligible for an annual bonus of up to 50% of his annual base salary upon attaining budgetary and other objectives set by our Board of Directors. In the case of Mr. Tom Johnson, he is entitled to receive an additional bonus equal to 50% of his annual base salary in the event Global achieves performance or substantial increase in its value far in excess of those objectives established by the Board of Directors.

  Each of the executives is entitled to all other benefits approved by our Board of Directors and made available to our senior management. Each executive is also entitled to receive reimbursement of expenses for customary travel, civic and luncheon club dues and other expenses. In addition, Mr. Tom Johnson and each of Mr. Schilling, Mr. Mueller, Mr. Vieira and Mr. Todd Johnson are entitled to receive a monthly stipend for automobile expenses of $1,500 and $800, respectively. Mr. Tom Johnson's employment under his senior executive agreement terminates on April 1, 2002 but renews automatically for successive three-year periods unless otherwise terminated by either party upon 60 days' written notice prior to the end of the applicable term. The terms of employment under each of Mr. Schilling, Mr. Mueller, Mr. Vieira and Mr. Todd Johnson's senior executive agreements terminate on April 1, 2003 but renew automatically for successive three-year periods unless otherwise terminated by either the applicable executive or Global upon 60 days' written notice prior to the end of the applicable term.

  In the event we terminate Mr. Tom Johnson's employment without cause or Mr. Tom Johnson terminates his employment for good reason (including as a result of a change in control of Global), Mr. Tom Johnson is entitled to receive severance pay equal to his base salary and his bonus for the prior year plus all fringe benefits to which he otherwise would be entitled for 2 years after the date of termination.

  In the event we terminate either Mr. Schilling or Mr. Mueller's employment without cause, Mr. Schilling and Mr. Mueller are entitled to receive severance pay equal to their respective base salaries and their respective bonuses plus all fringe benefits to which they otherwise would be entitled for the prior year for 2 years after the date of termination. If either Mr. Schilling or Mr. Mueller terminates his employment for good reason (including as a result of a change in control of Global), Mr. Schilling and Mr. Mueller are entitled to receive severance pay equal to their respective base salaries and their respective bonuses plus all fringe benefits to which they otherwise would be entitled for the prior year for 1 year after the date of termination. In either event, we will continue to provide healthcare coverage for at least 2 years following the date of termination.

  In the event we terminate either Mr. Vieira or Mr. Todd Johnson's employment without cause, Mr. Vieira and Mr. Todd Johnson are entitled to receive severance pay equal to their respective base salaries and their respective bonuses plus all fringe benefits to which they otherwise would be entitled for the prior year for 1 year after the date of termination. If either Mr. Vieira or Mr. Todd Johnson terminates his employment for good reason (including as a result of a change in control of Global), Mr. Vieira and Mr. Todd Johnson are entitled to receive severance pay equal to their respective base salaries and their respective bonuses plus all fringe benefits to which they otherwise would be entitled for the prior year for 6 months after the date of termination. In either event, we will continue to provide healthcare coverage for at least 1 year following the date of termination.

  Each of the senior executive employment agreements contains a confidentiality covenant during the term of employment and a covenant not to compete with us and our affiliates for a period ranging from one to two years after the termination of employment in the case of Messrs. Tom Johnson, Schilling and Mueller and for a period of two years after the termination of employment in the case of Messrs. Vieira and Todd Johnson. In addition, each of the senior executive employment agreements contains a covenant not to solicit any of our or our subsidiaries' executives, employees, customers, suppliers, vendors, licensees or other business relations for a period ranging from two to three years following termination of employment in the case of Messrs. Tom Johnson, Schilling and Mueller and for a period of two years after the termination of employment in the case of Messrs. Vieira and Todd Johnson.

  Under his senior executive employment agreement, Mr. Tom Johnson received, on April 1, 1999, options to purchase 100,000 shares of our common stock, and, during the term of his employment agreement, is entitled to receive annually additional options to purchase 100,000 shares of our common stock, at the exercise price equal to the stock's fair market value on the date of grant. These options vest in five equal annual installments beginning one year after the date of grant and expire no later than ten years after the date of grant.

Retirement Savings Plan

  We maintain a 401(k) savings plan that is intended to be a qualified retirement plan under the Internal Revenue Code. Generally, all of our employees who work at least 1,000 hours per year and are at least 21 years of age are eligible to participate in the plan. They may enter the plan at the first calendar quarter following their original employment date; at this point participants may make salary deferral contributions to the savings plan, subject to the limitations imposed by the Internal Revenue Code, with no company match. We may make discretionary matching contributions after participants have completed one year of service, beginning at the next calendar quarter after a participant's one year anniversary. Participants' contributions may be invested in any of several investment alternatives including a fund that invests solely in shares of our common stock. Participants become vested in our contributions according to a graduated vesting schedule based upon length of service with us.

  Notwithstanding anything to the contrary set forth in any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate other filings with the Securities and Exchange Commission, including this Proxy Statement, in whole or in part, the following Performance Graph and Report on Executive Compensation shall not be incorporated by reference into any such filings

                               PERFORMANCE GRAPH

  The following graph presents a comparison of the cumulative total return on our common stock with the Russell 2000 Index and an Office Equipment Peer Group Index. The Office Equipment Peer Group Index is comprised of Global, Danka Business Systems PLC, IKON Office Solutions, Inc. and Xerox Corporation. This graph assumes that $100 was invested at the time of our initial public offering, on June 17, 1998, in our common stock and in the other indices, and that all dividends were reinvested and are weighted on a market capitalization basis at the time of each reported data point. Past financial performance should not be considered to be a reliable indicator of future performance, and investors should not use historical trends to anticipate results or trends in future periods.

                                                           [GRAPH APPEARS HERE]


--------------------------------------------------------------------------------
                          6/17/98  6/98  9/98  12/98  3/99  6/99 9/99 12/99 3/00
--------------------------------------------------------------------------------
Global Imaging Systems     100      121   103   210    115   176  158  143    98
--------------------------------------------------------------------------------
Russell 2000 Index         100      103    82    95     90   103   96  114   121
--------------------------------------------------------------------------------
Office Equip Peer Group*   100      103    87   122    109   122   87   50    54
--------------------------------------------------------------------------------

     *Office Equipment Peer Group Includes: The Company, Danka Business Systems PLC, IKON Office Solutions, Inc. and Xerox Corporation.

                       REPORT ON EXECUTIVE COMPENSATION

  This report outlines how the Board of Directors and the Compensation Committee (the "Committee") of the Board of Directors determined 2000 compensation levels for Global's executive officers, including the named executive officers. The Committee, which is composed entirely of non-employee directors, is currently responsible for all aspects of Global's officer compensation programs and some aspects of non-officer compensation, and works closely with the entire Board in the execution of its duties. During the fiscal year ended March 31, 2000, the Committee was responsible for all aspects of Global's officer compensation programs except for the approval of stock option grants to executive officers under the 1998 Stock Option and Incentive Plan, which was the responsibility of the full Board of Directors. Generally, responsibility for granting awards of options under the 1998 Stock Option and Incentive Plan has been delegated to the Committee.

  Overview and Philosophy. The Board of Directors and the Committee strive to ensure that Global's compensation programs serve to motivate and retain executive officers and therefore to serve the best interests of Global and its stockholders. The Committee's philosophy relating to executive compensation is to attract and retain highly qualified people at industry competitive salaries, and to link the financial interests of Global's senior management to those of Global's stockholders. The Committee seeks to attain the goal of linking the interests of management with those of the stockholders, by linking a substantial portion of each executive's compensation to the achievement of certain defined operational and financial objectives adopted annually by the Board of Directors.

  Global's compensation structure has three general components: (i) base salary, (ii) annual cash bonuses and (iii) stock options.

  Base Salary. In the first quarter of each fiscal year, the Committee reviews with the Chief Executive Officer and approves, with any modifications it deems appropriate, salary levels for Global's executive officers and certain other senior managers. The Committee generally seeks to establish base salaries within the range of salaries paid to similarly situated executives by other companies in the office imaging systems industry. Generally, within this range, the salaries are determined subjectively, with the intent of reflecting past and expected future performance, responsibilities and contributions of the individual senior executive or manager, as well as Global's overall growth and profitability.

  Annual Cash Incentive Bonus. Under Global's incentive bonus plan for the fiscal year ended March 31, 2000, the Chief Executive Officer was eligible to receive a bonus of up to 100 percent of base salary. Executive officers were eligible to receive annual bonuses of up to 50 percent of base salary based on individual and overall Company financial and operational performance. In April 1999, the Committee reviewed both Global and individual core company performance goals recommended by management for purposes of fiscal 2000 bonus opportunities. Financial goals included achievement of target levels with respect to revenues, operating income, earnings, asset management performance and acquisitions, with emphasis placed on earnings and revenues. Operational goals included internal revenue growth, operating income growth, asset management, new product initiatives, and the completion of certain corporate transactions, including strategic acquisitions. In determining the Chief Executive Officer's annual cash bonus, the Committee also reviews Global's overall performance as well as specific personal objectives.

  Informally during the fiscal year and formally in May 2000 and June 2000, the Chief Executive Officer evaluated Global's and the individual core companies' performance against the established goals, and presented his evaluation, together with his reasoning and recommended bonus payment percentages. The Committee then determined, based on the recommendations of the Chief Executive Officer and other members of management and certain other factors the Committee considered relevant, the percentage of base salary to be awarded as a bonus to each executive officer. In addition, the Committee established a bonus pool for other senior managers. The Committee concluded that

Global achieved substantial success in meeting most of its operational goals in fiscal 2000. The total bonus percentage awarded to each of the senior executives, excluding the Chief Executive Officer, was 100 percent of the target bonus amount, or 50 percent of annual base salary. Mr. Tom Johnson, the Chief Executive Officer, was awarded 85 percent of the target bonus amount, or 85 percent of annual base salary.

  Stock Options. The Board of Directors and the Committee believe that the award of stock options provides meaningful long-term incentives that are directly related to the enhancement of stockholder value. Under the 1998 Stock Option and Incentive Plan, stock options are granted at an exercise price equal to the closing price of Global's Common Stock on the date of the grant and generally vest over a five-year period. Therefore, the value of the grant to the recipient is directly related to an increase in the price of Global's Common Stock. In the fiscal year ended March 31, 2000, the Board of Directors approved grants to Mr. Tom Johnson as per the terms of his executive agreement. No other executive officer received stock option grants for the fiscal year ended March 31, 2000. In addition, stock option grants occasionally may be awarded throughout the year to the senior management of acquired businesses. The number of stock options granted to each individual is determined subjectively based on a number of factors, including the general level of performance of Global stock, the individual's degree of responsibility, general level of performance by Global and its core companies, ability to affect future Company performance, salary level and recent noteworthy achievements. Stock option awards are intended to incentivize employees to work towards achieving operational and financial goals that management believes will ultimately be reflected in stock value.

  Chief Executive Compensation. Based on the Committee's review of the Chief Executive Officer's performance, the overall performance of Global and compensation levels for comparable positions in the industry, the Committee authorized a merit increase of $50,000 in Mr. Tom Johnson's annual base salary from $250,000 in 1999 to $300,000 effective April 1, 1999. Mr. Tom Johnson also received $12,000 for certain perquisites. The Committee increased the Chief Executive Officer's target bonus percentage to 100 percent of base salary for fiscal 2000. The total bonus percentage awarded the Chief Executive Officer under the Company's bonus plan in fiscal 2000 was 85 percent of target, or 85 percent of his base salary. As discussed above under "Annual Cash Incentive Bonus," the Committee considered specific personal objectives of the Chief Executive Officer as well as overall Global performance. The personal objectives for the Chief Executive Officer in 2000 included management goals with respect to the operations of Global's core companies, the achievement of certain financial and operational goals, including acquisitions, and the achievement of objectives with respect to revenues and earnings. Mr. Tom Johnson received a grant of 100,300 stock options in June 1999.

  The foregoing report has been furnished by the Board of Directors:

  Carl D. Thoma (Chairman)             Edward N. Patrone
  William C. Kessinger                 Mark M. Lloyd
  Thomas S. Johnson                    Bruce D. Gorchow

                     COMPENSATION COMMITTEE INTERLOCKS AND
                             INSIDER PARTICIPATION

  None of the four members of the compensation committee is our employee. Two members of our Board of Directors who are not members of the Compensation Committee--Thomas S. Johnson and Mark M. Lloyd--are President and Chief Executive Officer of Global and Vice Chairman of one of our subsidiaries, Southern Business Communications, Inc., respectively.

Other Transactions

  Todd S. Johnson, one of our executive officers, is the son of Thomas S. Johnson, our President and Chief Executive Officer. Thomas S. Johnson and Todd
S. Johnson received approximately $550,000 and $105,000 in salary and bonus for the fiscal year ended March 31, 2000, respectively.

  Global has entered into indemnification agreements with its directors and executive officers for the indemnification of and advancement of expenses to such persons to the full extent permitted by law. See "Executive
Compensation--Limitation of Liability and Indemnification Matters."

                             CERTAIN TRANSACTIONS

  In connection with our acquisition of Berney, Inc. in February 1995, we entered into a lease with an entity partly owned by Mr. L. Neal Berney, one of our former directors whose term expired during fiscal year 2000, pursuant to which we rent space from the entity at rates we believe are commercially competitive. This lease, which was amended in January 1999, expires on December 31, 2004. During the fiscal year ended March 31, 2000, Berney, Inc. paid $282,000 in rent pursuant to this lease.

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

  The following table sets forth certain information regarding the beneficial ownership of our common stock as of June 16, 2000, by (1) each of our directors and executive officers, (2) all of our directors and executive officers as a group and (3) each person (or group of affiliated persons) known by Global to beneficially own more than 5% of our outstanding common stock.

                                                                  Shares
                                                               Beneficially
                                                                 Owned(1)
                                                             -----------------
Name and Address of Beneficial Owner(1)                       Number   Percent
---------------------------------------                      --------- -------
Golder, Thoma, Cressey, Rauner Fund IV, L.P.(2)............. 7,404,525  39.9%
T. Rowe Price Associates, Inc.(3)........................... 1,435,700   7.7%
Thomas S. Johnson(4)........................................   746,164   4.0%
Raymond Schilling(5)........................................   233,768   1.3%
Michael Mueller(6)..........................................   184,274   1.0%
Alfred N. Vieira(7).........................................   195,236   1.1%
Todd S. Johnson(8)..........................................    50,181     *
Carl D. Thoma(2)............................................ 7,404,525  39.9%
Bruce D. Gorchow(9).........................................   864,398   4.7%
William C. Kessinger(2)..................................... 7,404,525  39.9%
Mark M. Lloyd(10)...........................................   124,297     *
Edward N. Patrone(11).......................................     4,000     *
All directors and executive officers as a group (10
 persons)(12)............................................... 9,806,843  52.9%

--------
  *  Less than 1%.
 (1) Unless otherwise indicated, each person has sole voting and investment power with respect to shares shown as beneficially owned by such person. For purposes of calculating the number and percentage of shares beneficially owned, the number of shares of common stock deemed outstanding consists of 18,554,196 shares outstanding on June 16, 2000, plus the number of shares of common stock underlying stock options held by the named person that are exercisable within 60 days. Except as otherwise specified below, the address of each of the beneficial owners identified is 3820 Northdale Boulevard, Suite 200A, Tampa, Florida 33624.
 (2) Golder, Thoma, Cressey, Rauner, Inc. is the general partner of GTCR IV, L.P., which in turn is the general partner of Golder, Thoma, Cressey, Rauner Fund IV, L.P. As a result, all three of these entities may be deemed to share voting and investment power over, and therefore to be the beneficial owners of, the shares held by Golder, Thoma, Cressey, Rauner Fund IV, L.P. Their address is 233 South Wacker Drive, Suite 6100, Chicago, Illinois 60606. Carl Thoma and William Kessinger, both of whom are our directors, are each Principals of Golder, Thoma, Cressey, Rauner, Inc. and may therefore also be deemed to beneficially own these shares by virtue of their shared voting and investment power over them. Mr. Thoma's address is c/o Thoma Cressey Equity Partners, 233 South Wacker Drive, Suite 4460, Chicago, Illinois 60606. Mr. Kessinger's address is c/o GTCR Golder, Rauner, LLC, 233 South Wacker Drive, Suite 6100, Chicago, Illinois 60606.
 (3) Based on Schedule 13G filed by T. Rowe Price Associates, Inc. on February 4, 2000. The address for T. Rowe Price Associates, Inc. is c/o 100 E. Pratt Street, Baltimore, Maryland 21202.
 (4) Includes 35,100 shares of common stock held of record by members of Mr. Johnson's immediate family over which Mr. Johnson has shared dispositive and sole voting power and 50 shares of common stock subject to options exercisable within 60 days.
 (5) Includes 10,160 shares of common stock subject to options exercisable within 60 days.
 (6) Includes 10,160 shares of common stock subject to options exercisable within 60 days.
 (7) Includes 2,765 shares held by Mr. Vieira's wife over which Mr. Vieira may be deemed to share voting and investment power. Also includes 5,160 shares of common stock subject to options exercisable within 60 days.

 (8) Includes 10,200 shares of common stock held of record by members of Mr. Todd Johnson's immediate family over which Mr. Todd Johnson may be deemed to sharing voting and investment power. Also includes 4,560 shares of common stock subject to options exercisable within 60 days.
 (9) As the exclusive investment advisor to Jackson National Life Insurance Company, PPM America, Inc. shares voting and investment power over, and therefore may be deemed to be the beneficial owner of, the shares held by Jackson National Life Insurance Company. Bruce Gorchow, a director of Global, is Executive Vice President of PPM America, Inc. and a member of its underwriting committee. Accordingly, Mr. Gorchow may be deemed to share voting and investment power over, and therefore beneficial ownership of, Jackson National Life Insurance Company's shares. The address for Jackson National Life Insurance Company, PPM America, Inc. and Mr. Gorchow is c/o PPM America, Inc., 225 West Wacker Drive, Suite 1200, Chicago, Illinois 60606.
(10) Includes 8,180 shares of common stock subject to options exercisable within 60 days.
(11) Includes 4,000 shares of common stock subject to options exercisable within 60 days. Mr. Patrone's address is 101 South Nineteenth Avenue, Longport, New Jersey 08403.
(12) See notes (2) and (4) through (12).

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers to file reports with the SEC on Forms 3, 4 and 5 for the purpose of reporting their ownership of and transactions in Common Stock. During the fiscal year ended March 31, 2000, Mr. Lloyd was late in reporting one transaction in shares of common stock.

                        INDEPENDENT PUBLIC ACCOUNTANTS

  Our Board of Directors and the audit committee of our Board of Directors are evaluating our choice of independent auditors. As a result, no independent auditors of the Company have been chosen for the fiscal year ending March 31, 2001. Ernst & Young LLP has served as our independent auditors since our commencement of operations. Representatives of Ernst & Young LLP are expected to be present at the meeting, will have the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

                 STOCKHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

  Proposals of stockholders to be presented at the 2001 Annual Meeting must be received by our Secretary prior to March 13, 2001, to be considered for inclusion in our proxy material for the 2001 Annual Meeting of Stockholders. In addition, any stockholder who wishes to propose a nominee to the Board of Directors or submit any other matter to a vote at a meeting of stockholders (other than a stockholder proposal included in our proxy materials pursuant to SEC Rule 14a-8) must deliver the proposal so that it is received by our Secretary no earlier than May 17, 2001, and no later than June 15, 2001, and must comply with the advance notice provisions and other requirements of
Article 2, Section 2.2 of our By-laws, which are on file with the Securities and Exchange Commission and may be obtained from our Secretary upon request.

               VOTING PROCEDURES AND COSTS OF PROXY SOLICITATION

  Under our Bylaws and the Delaware General Corporation Law, shares represented by proxies that reflect abstentions will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Directors will be elected by a favorable vote of a plurality of the shares of our common stock present and entitled to vote, in person or by proxy, at the meeting.

Accordingly, abstentions from the election of directors will not affect the election of the candidates receiving the most votes. With respect to all other proposals to come before the meeting, abstentions will have the same effect as votes against such proposal. Shares represented by brokers who are prohibited from exercising discretionary authority because the beneficial owners of such shares have not provided voting instructions, commonly referred to as "broker non-votes", will be counted as present for determining the presence of a quorum, but will not be counted for any purpose in determining whether a matter has been approved, except with respect to proposals for which such shares are deemed to be entitled to vote, in which case they will have the same effect as votes against such proposals.

  The cost of preparing, assembling, and mailing the proxy material will be borne by us. We will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which shares are beneficially owned by others, to send the proxy material to, and to obtain proxies from, such beneficial owners and will reimburse such holders for their reasonable expenses in doing so. Original solicitation of proxies by mail may be supplemented by telephone, telegram, or personal solicitation by our directors, officers, or other regular employees. No additional compensation will be paid to directors, officers or other regular employees for such services.

  Your vote is important. Please complete the enclosed proxy card and mail it in the enclosed postage-paid envelope as soon as possible.

                                          By Order of the Board of Directors

                                          /s/ Raymond Schilling

                                          Raymond Schilling
                                          Senior Vice President, Chief
                                           Financial Officer,
                                          Secretary and Treasurer

July 7, 2000

[LOGO]                                                                   [LOGO]
-------------------------------------------------------------------------------
                         GLOBAL IMAGING SYSTEMS, INC.

            Proxy Solicited on Behalf of the Board of Directors of Global for Annual Meeting to be held on August 14, 2000

   The undersigned, being a stockholder of Global Imaging Systems, Inc. ("Global"), hereby appoints Thomas S. Johnson and Raymond Schilling, or either of them, with full power of substitution in each, as proxies and hereby authorizes such proxies, or either of them, to represent the undersigned at the Annual Meeting of Stockholders of Global to be held at the corporate office of Global Imaging Systems, Inc., 3820 Northdale Boulevard, Suite 200A, Tampa, Florida 33624, on August 14, 2000, at 10:00 a.m., eastern time, and at any adjustment of said meeting, and thereat to act with respect to all votes that the undersigned would be entitled to cast, if then personally present, in accordance with the following instructions. The undersigned stockholder hereby revokes any proxy or proxies heretofore given.

   YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICE BY MARKING THE APPROPRIATE BOX, BUT YOU NEED NOT MARK ANY BOX IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR PREFERENCES UNLESS YOU SIGN AND RETURN THIS CARD.

   Regardless of whether you plan to attend the Annual Meeting of Stockholders, please execute your proxy promptly and return it in the enclosed envelope.

                  CONTINUED AND TO BE SIGNED ON REVERSE SIDE

                          Global Imaging Systems, Inc.
                                                 THIS IS YOUR PROXY
                                             YOUR VOTE IS IMPORTANT




[LOGO]                       FOLD AND DETACH HERE                         [LOGO]
--------------------------------------------------------------------------------
                          GLOBAL IMAGING SYSTEMS, INC.

[X] PLEASE MARK VOTES AS IN THIS EXAMPLE
This proxy, when properly executed, will be voted as directed. If no direction is otherwise made, this proxy will be voted FOR proposal 1 and in the discretion of the named proxies as to any other matters properly presented at the meeting. This proxy may be revoked at any time before it is voted by delivery to Global's Secretary of either a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the annual meeting and voting in person.

1. To elect the following nominees to the Board of Directors:

     Bruce D. Gorchow         William C. Kessinger
     [_] FOR ALL NOMINEES     [_] WITHHOLD AUTHORITY   [_] _____________________
                                  TO VOTE FOR ALL      Instruction: To vote for
                                  NOMINEES             all nominees except those
                                                       indicated on the line
                                                       above.

                                                       MARK HERE FOR ADDRESS
                                                       CHANGE AND NOTE AT
                                                       LEFT                  [_]

                                                       Please sign exactly as
                                                       your name appears hereon.
                                                       Joint owners should each
                                                       sign. When signing as
                                                       attorney, executor,
                                                       administrator, director,
                                                       or guardian, please give
                                                       full title as such.